Exhibit 4.25

LIMITED LIABILITY COMPANY AGREEMENT

OF

EXCO MIDCONTINENT MLP, LLC

A Delaware Limited Liability Company

This Limited Liability Company Agreement of EXCO Midcontinent MLP, LLC (this “Agreement”), effective as of November 27, 2007, is adopted, executed and agreed to by the Member (as defined below).

1. Formation. EXCO Midcontinent MLP, LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. Term. The Company shall have a perpetual existence.

3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4. Sole Member. EXCO Resources Inc., a Texas corporation, shall be the sole member of the Company (the “Member”).

5. Contributions. The Member has made an initial contribution to the capital of the Company in the amount of $1,000 in exchange for a 100% membership interest in the Company. Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.

7. Management. The management of the Company shall be exclusively vested in the Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the discretion of, the Member, who shall make all decisions and take all actions for the Company. The Member may, from time to time, designate one or more persons to be officers of the Company (an “Officer”) on such terms and conditions as the Member may determine. Any Officer so designated shall have such title and authority and perform such duties as the Member may, from time to time, designate. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such Officer by the Member. Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Member. Any Officer may resign as such at any time. Any Officer may be removed as such, with or without cause, by the Member at any time. Designation of an Officer shall not, in and of itself, create contract rights. The initial Officers of the Company, whose terms commence as of the effective date of this Agreement, are:

Name	Office
Douglas H. Miller	Chairman and Chief Executive Officer
Stephen F. Smith	Vice Chairman and President
J. Douglas Ramsey	Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer
Harold L. Hickey	Vice President and Chief Operating Officer
William L. Boeing	Vice President, General Counsel and Secretary
Mark E. Wilson	Vice President and Controller
Richard L. Hodges	Vice President and Assistant Secretary
Charles R. Evans	Vice President
John D. Jacobi	Vice President
Daniel A. Johnson	Vice President

8. Liability. The Member and officers of the Company shall not be liable for the debts, obligations and liabilities of the Company.

9. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.

10. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

SOLE MEMBER:

EXCO RESOURCES INC.

By:	/s/ William L. Boeing

Name:	William L. Boeing
Title:	Vice President, General Counsel and Secretary